Exhibit 99.1

CONTACT:	Hanover Direct, Inc.
John W. Swatek
S.V.P., Chief Financial Officer & Treasurer
Tel: (201) 272-3389

Hanover Direct, Inc. Reports Preliminary Results for the Fourth Quarter 2005 and Announces Completion of the 2004 Audit and Filing of All Past Due SEC Reports

WEEHAWKEN, NJ, February 21, 2006 – Hanover Direct, Inc. today announced that it preliminarily reported net income applicable to common shareholders of approximately $0.5 million for the fourth quarter ended December 31, 2005 (14 week period), compared to $4.9 million for the same period last year (13 week period). For the 2005 fiscal year (Fifty-three week period), the Company expects to report net income applicable to common shareholders of $11.7 million compared to $4.9 million in the prior fiscal year (Fifty-two week period). Included in the operating results for the fiscal year 2005 is the reversal of a $4.5 million accrual established in fiscal 2000 related to a former CEO’s claims against the Company for post employment benefits. Net revenues for the fourth quarter of fiscal 2005 and for the full fiscal year were $120.7 million and $407.4 million, respectively, compared to as reported revenues of $121.6 million and $403.2 million for the comparable periods in the prior year. The 2005 revenues exclude the results of the Gump’s operations, which was sold in March 2005 and has been treated as discontinued operations. Gump’s revenues were approximately $7.2 million and it had income before income taxes of $3.0 million through its sale in fiscal 2005 (including a $3.6 million gain recognized on the sale of Gump’s) and it had approximately $42.6 million of revenues and $3.0 million of income before income taxes in fiscal 2004. Gump’s revenues were approximately $15.6 million of revenues and it had income before income taxes of $2.7 million in the fourth quarter of fiscal 2004.

For the fourth quarter 2005, higher net revenues were experienced in the Domestications and Silhouettes catalogs, while lower net revenues were experienced in The Company Store and the Men’s catalogs. The Company Store catalog was adversely impacted by lower customer response rates, higher promotional discounts, higher merchandise costs and catalog expenses that have negatively impacted operating results in this catalog. This negative trend for The Company Store started in the 3rd quarter of 2005 and has continued through the end of fiscal 2005. This trend is expected to continue during fiscal 2006.

In addition, the Company experienced higher product shipping costs and fulfillment expenses that negatively impacted the Company’s operating results. Since the consolidation of the fulfillment operations into the Roanoke, VA facilities in the Spring of 2005 the Company has experienced high levels of employee turnover and lower productivity that has negatively impacted fulfillment costs and its overall performance. This trend of high levels of employee turnover and lower productivity started in the 3rd quarter of 2005 and has continued through the end of fiscal 2005. While the Company is attempting to reverse the decline in productivity in the Roanoke facilities, there can be no assurance that the Company will be able to reverse this negative trend during fiscal 2006. In addition, higher postage and catalog paper costs are also expected to negatively impact fiscal 2006 results.

For fiscal 2005, higher net revenues were experienced in The Company Store, Domestications and Silhouettes catalogs, while lower net revenues were experienced in the Men’s catalogs. While the Company experienced higher overall net revenues, higher merchandise costs, product shipping and fulfillment costs, as a percent of net revenues, increased resulting in a lower gross margin rate.

The foregoing financial results are unaudited, and are therefore preliminary and are subject to change based on completion of the 2005 year-end audit. The Company expects to file its 2005 Form 10-K on or before its required due date of March 31, 2006.

In addition, Hanover Direct, Inc. announced the completion of its 2004 year-end audit and the release of its financial results for the third fiscal quarter of 2004, the 2004 fiscal year as well the first, second and third fiscal quarters of 2005. The Company also reported that it had filed all its past due quarterly and annual reports with the SEC for those periods.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," and "believes," among others, generally identify forward-looking statements. Forward-looking statements are predictions of future trends and events and as such, there are substantial risks and uncertainties associated with forward-looking statements, many of which are beyond management’s control. Some of the more material risks and uncertainties are identified in "Risk Factors" in the Company’s 2004 Form 10-K. We do not intend, and disclaim any obligation, to update any forward-looking statements.

About Hanover Direct, Inc.

Hanover Direct, Inc. (PINK SHEETS: HNVD.PK) provides quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers. The Company’s portfolio of home fashion and apparel catalogs and Internet websites include Domestications, The Company Store, Company Kids, Silhouettes, International Male and Undergear. The Company also manufactures Scandia Down branded comforters that sell through specialty retailers and provides product fulfillment, telemarketing, information technology and e-commerce services to third party direct marketing businesses. Information on Hanover Direct, Inc. can be accessed on the Internet at www.hanoverdirect.com.

2